EXHIBIT 8.1

LIST OF SUBSIDIARIES

Company	Country of incorporation	% Held
SkyePharma Canada Holding Inc.*	Canada	100%
SkyePharma Canada Inc.	Canada	100%
SkyePharma Production SAS*	France	100%
Krypton Limited	Gibraltar	100%
SkyePharma Holding AG*	Switzerland	100%
Jago Holding AG	Switzerland	100%
SkyePharma AG	Switzerland	100%
Jago Research AG	Switzerland	100%
Jagotec AG	Switzerland	100%
SkyePharma Holding Inc.*	U.S.	100%
SkyePharma US Inc.	U.S.	100%
SkyePharma Inc.	U.S.	100%
SkyePharma AB*	Sweden	100%

*     Directly held by SkyePharma PLC.